Exhibit 4.24

Lease Services Provider Agreement

LEASE SERVICES PROVIDER AGREEMENT

INMARSAT GLOBAL LIMITED

and

[LSP]

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Lease Services Provider Agreement

		Page
1	Interpretation	3

2	Term	6

3	Appointment of LSP	6

4	LSP Responsibilities	7

5	Quality of Lease Services	7

6	Provision of Lease Services	7

7	Pricing of Lease Services	8

8	Representations, Warranties and Undertakings	8

9	Amendments	8

10	Termination	9

11	Financial Security	10

12	Dispute Resolution	11

13	Notices	12

14	Assignments and Subcontracting	13

15	Waiver	14

16	Invalidity	14

17	Force Majeure	15

18	Language and Communications	15

19	Entire Agreement and Relationship of Parties	16

20	Counterparts	16

21	Costs of this Agreement	16

22	Rights of Third Parties	16

23	Confidentiality	16

24	Publicity	18

25	Governing Law	19

Annex 1	Policy Relating to Lease Services

Annex 2A	Specific Service Parameters

Annex 2B	Model Terms and Conditions

Annex 3	Charges and Terms and Conditions

Annex 4	Availability Criteria

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LEASE SERVICES PROVIDER AGREEMENT

This Agreement is made on this [ — ] day of [ — ] 20XX

BETWEEN

Inmarsat Global Limited, a company incorporated under the laws of England and Wales with registered number 3675885 whose registered office is at 99 City Road, London, EC1Y 1AX, United Kingdom (the “Company”); and

[Lease Services Provider], a [private/public] company incorporated under the laws of [_country     ] with registered number [    ] whose [registered office] [place of business] is at [_address     ] (the “LSP”).

The Company and the LSP shall each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(A) The Company desires to sell to the LSP, and the LSP desires to resell, Satellite, spectrum and network resources that allows End Users (as defined) to access such capacity for or over a pre-arranged fixed term (also referred to as “Lease Services” as further defined below); and

(B) The Parties have agreed that Lease Services are sufficiently distinct from Standard Services (as defined) to justify an agreement setting forth the terms and conditions for the provision thereof and, accordingly, the Parties agree to provide and procure, as the case may be, Lease Services pursuant to the terms set out herein.

IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	In this Agreement:

“Affiliate” means a Person that directly, or indirectly through one (1) or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person;

“Agreement” means this agreement and its Annexes;

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“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are generally open for business in London.

“Commencement Date” means the date on which this Agreement becomes effective, being 15 April 2009 or the date this Agreement is executed by both Parties, whichever is the later.

“Control” (including the terms “Controlling,” “Controlled by,” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or by contract.

“End User” means a Person that is the ultimate user of the Lease Services.

“Fourth Generation Satellites” means those Satellites known as the Inmarsat-4 series of Satellites.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory power;

“LES” or “Land Earth Station” means the Satellite antennas, switching facilities and related equipment located at a fixed location that form an interconnection point between the Satellites and the terrestrial telecommunications networks for the purpose of providing Lease Services.

“Lease Contract” means the separate agreement to be entered into between the Company and the LSP for the provision of Lease Services as referred to in Clause 6.3 herein.

“Lease Policy” means the Company’s policy relating to Lease Services as set out in Annex 1 hereto.

“Lease Services” means any provision of Satellite, spectrum and network resources, other than a radiodetermination transponder, by the Company for or over a pre-arranged fixed-term for the exclusive use of an End User.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association, pool, syndicate, sole proprietorship or government or agency or political subdivision thereof or any other form of organization not specifically listed.

“Satellite” means an object located beyond the Earth’s atmosphere that is used for radio communications and, more particularly for the purpose of this Agreement, includes any satellite that is owned, leased and/or operated by or on behalf of the Company now and in the future, including Subsequent Generation Satellites.

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“Satellite Access Station” or “SAS” means a ground station interfacing with one or more Satellites, with an interface to the terrestrial network in support of any Standard Service or Lease Service;

“Service Providers” mean those persons who purchase Lease Services from the LSP and resell those Lease Services to an End User;

“Standard Service” means any demand assigned, or other service provided by the Company other than Lease Services.

“Subsequent Generation Satellites” means any Satellites put into operational service, or owned, operated, leased or otherwise used for the provision of the Company’s services that were not previously in such operation prior to 15 April 2009;

“Third Generation Satellites” means those Satellites known as the Inmarsat-3 series of Satellites.

1.2	Words in the singular include the plural and vice versa where the context requires.

1.3	Headings are for guidance only and do not affect the construction or interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires, references to clauses, paragraphs and annexes are to clauses, paragraphs and annexes of this Agreement.

1.5	The Annexes form a part of this Agreement and any reference to this Agreement includes the Annexes.

1.6	Unless expressly agreed otherwise in writing, the following order of precedence shall apply:

(a)	The Lease Services Provider Agreement;

(b)	The Specific Service Parameters;

(c)	The Model Terms and Conditions;

(d)	All other documents.

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2	Term

2.1	This Agreement shall come into effect on 15 April 2009 and continue until the earlier of:

(a)	such date as the Parties mutually agree to terminate the Agreement; or

(b)	the occurrence of an event specified at Clause 10 or Clause 17; or

(c)	by two (2) years written notice of termination given by the Company to the LSP subject always to a minimum term expiring on 14 April 2014.

2.2	Termination in accordance with Clause 10.3 or expiration of this Agreement shall not shorten the length or amend the terms and conditions of any Lease Contract in effect at such time, the terms of which shall be governed by the provisions of such Lease Contract.

3	Appointment of LSP

3.1	The Company grants to the LSP the non-exclusive right to request access to Lease Services in accordance with the terms of this Agreement. For the avoidance of doubt nothing in this Agreement shall:

(a)	oblige the Company to provide a Lease Service requested by an LSP; or

(b)	prevent or restrict the Company, either itself or via an Affiliate or jointly with other Persons, from selling or otherwise providing Lease Services to third parties other than via a LSP.

3.2	No rights or licences are granted by the Company to the LSP other than those expressly provided for in this Agreement.

3.3	The LSP may describe itself as the Company’s “Authorised Lease Services Provider” for the Lease Services, but shall not hold itself out as the Company’s agent for sales of the Lease Services, or as being entitled to bind the Company in any way save as expressly agreed in this Agreement.

3.4	Nothing in this Agreement shall entitle the LSP, its Service Providers or End Users to any priority of supply in relation to the Lease Services as against other LSPs, LSPs’ Service Providers or End Users respectively, or as against any other services provided by the Company other than under this Agreement.

3.5	The relationship between the Parties is non-exclusive. The Company has and will enter into separate agreements with other LSPs for the distribution of Lease Services.

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3.6	The Company may, at its discretion, impose criteria with which an LSP shall comply in relation to a particular Lease Service(s).

4	LSP Responsibilities

To the extent that Lease Services are of a nature that require the LSP to provide a Land Earth Station, the LSP, or a third party on the LSP’s behalf, shall operate and maintain such Land Earth Station in a manner that complies with applicable specifications and standards published by and as required by the Company from time to time.

5	Quality of Lease Services

The Company shall use its reasonable endeavours to deliver Lease Services that comply with the Availability Criteria set forth in Annex 4 or as may be otherwise agreed between the LSP and the Company from time to time in any Lease Contract.

6	Provision of Lease Services

6.1	The Company shall respond to the LSP’s request for Lease Services in accordance with the Lease Policy. The Company reserves the right to amend the Lease Policy from time to time in accordance with the procedures set forth at Clause 9 of this Agreement.

6.2	The Company may modify, restrict or withdraw any Lease Service and introduce new types of Lease Services from time to time at its discretion.

6.3	If the Company accepts, at its discretion, the LSP’s application for a Lease Service, the Parties shall execute a Lease Contract which shall take account of the Lease Policy. The Lease Contract shall specify the Satellite, spectrum and network resources as well as the terms and conditions governing the use of those resources. The Company has developed model terms and conditions on which a Lease Contract will normally be based but which may vary on a case by case basis. Such model terms and conditions and any modifications, updates or variations thereto will be made available to the LSP on request. A copy of the model Lease Contract in effect as of the date of this Agreement is set forth at Annex 2.

6.4	The Parties acknowledge and agree that radiodetermination services and any service provided via navigation-dedicated Satellite transponders on the Third, Fourth or Subsequent Generation Satellites are not subject to this Agreement.

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7	Pricing of Lease Services

The LSP acknowledges that charges for Lease Services are dependent upon the carrier parameters of the Lease Services that are the subject of the Lease Contract and that it is not practical or possible for the Company to compile a charges list for Lease Services that accommodates all potential variations of such Lease Services. Annex 3 of this Agreement sets forth the charges for certain Lease Services in effect as of the date hereof. The Company may periodically review and make changes to such charges for Lease Services in accordance with the procedures set forth in Annex 3.

8	Representations, Warranties and Undertakings

8.1	The Company represents and warrants to the LSP that the following statements are true and accurate as regards the Company as of the date of signing of this Agreement:

(a)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporation action on the part of the Company.

(b)	This Agreement constitutes the legal, valid and binding obligations of the Company.

(c)	The Company has obtained all clearances, telecommunication and other licenses, consents and approvals necessary to enable it to perform its obligations under this Agreement.

8.2	The LSP represents and warrants to the Company that the following statements are true and accurate as regards the LSP as of the date of signing of this Agreement:

(a)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporation action on the part of the LSP.

(b)	This Agreement constitutes the legal, valid and binding obligations of the LSP.

(c)	The LSP has obtained all clearances, telecommunication and other licenses, consents and approvals necessary to enable it to perform its obligations under this Agreement.

9	Amendments

Save where otherwise expressly permitted hereunder, the terms and conditions of this Agreement shall not be amended or varied in any manner by the Parties except by agreement in writing signed by both Parties, provided always that the Company may amend or vary any of the

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Annexes upon provision to the LSP of sixty (60) days prior written notice or compliance by the Company with the notice period and procedures for consultation particularised in such Annexes. Within such sixty (60) day period, or such other period as stated in the relevant Annexes, as the case may be, the Company shall endeavour to give at least a thirty (30) day period to the LSP for the purpose of consultation. For the avoidance of doubt, nothing in this Clause 9 shall restrict or reduce any notice periods or periods of consultation particularised in the Annexes.

10	Termination

10.1	Termination for Convenience. Provided that the LSP has no Lease Contracts in effect, the LSP may terminate this Agreement for its convenience upon thirty (30) days prior written notice to the Company.

10.2	Termination for Cause. Either Party (the “Terminating Party”) may terminate the Agreement where the other Party (the “Defaulting Party”) is in default in the performance of any material term under this Agreement and has failed to remedy such default within sixty (60) days from the date of written notice requesting the remedy of the same from the Terminating Party.

10.3	The Terminating Party may terminate this Agreement and each of the Lease Contracts by written notice to the Defaulting Party if:

(a)	an encumbrancer takes possession of or a distress, execution or sequestration is levied or enforced on or sued against or a receiver is appointed over any of the property or assets of the Defaulting Party;

(b)	the Defaulting Party makes a proposal for or enters into any compromise or arrangement with its creditors;

(c)	an application or order is made, for the appointment of an administrator or a notice of intention to appoint an administrator is given or an administrator is appointed to the Defaulting Party;

(d)	a petition is filed, a resolution is passed, or an order is made, for the winding up or liquidation of the Defaulting Party (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the entity resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on the Defaulting Party under this Agreement);

(e)	the Defaulting Party ceases or threatens to cease to carry on business;

(f)	the Defaulting Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

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(g)	any event occurs, or proceeding is taken with respect to the Defaulting Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events or proceedings listed above.

10.4	Consequences of Termination. Upon termination of this Agreement, any outstanding indebtedness of the Parties to one another whether under this Agreement or, if applicable, any Lease Contract shall become immediately due and payable, together with any interest due up until the date of payment and the Company shall no longer be obligated to provide Lease Services to the LSP under this Agreement or, if applicable, any Lease Contract.

11	Financial Security

11.1	If the Company determines, as a condition of entering into this Agreement or a Lease Contract or at any time during the term of this Agreement, that it would be commercially prudent to obtain financial security against the LSP failing to perform any of its obligations under this Agreement or any Lease Contract, the Company shall be entitled, following reasonable consultation with the LSP, to require the LSP to provide such financial security in an amount and form that the Company, acting reasonably, deems appropriate.

11.2	Failure by the LSP to provide such financial security within and for the time period stipulated by the Company shall be deemed to be a material breach of the LSP’s obligations under this Agreement.

11.3	The Company may at its sole discretion request information from the LSP to enable it to assess the financial position of the LSP which the LSP, unless contrary to any local law, court order or other applicable statutory regulation, shall be obligated to provide within such period as the Company, acting reasonably, may specify.

11.4	In the event of financial security (including, without limitation, a guarantee) being given by the LSP or on the LSP’s behalf pursuant to this Clause 11, the terms of the financial security shall be subject to review by the Company from time to time and the Company at its sole discretion may modify or amend the terms of such security including for the avoidance of doubt an increase in the amount of and/or improvement of the terms of such security.

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12	Dispute Resolution

12.1	The Parties shall use all reasonable endeavours to resolve any dispute amicably, which shall include the escalation of such dispute to senior management who shall meet to discuss the resolution of such dispute in good faith within fifteen (15) Business Days of a notice being served requesting and setting out the relevant particulars of the dispute.

Disputes to be determined by arbitration

12.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (LCIA) presently in force (“the Rules”). The appointing authority shall be the LCIA. Unless otherwise agreed by the Parties, the number of arbitrators shall be three (3) (of whom each Party shall select one (1) and the third to be agreed by the other two (2) arbitrators). The language of the arbitration shall be English and the place of arbitration shall be London. Any arbitration award rendered in accordance with this Clause shall be final and binding on the Parties. The Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

12.3	Notwithstanding Article 25.3 of the Rules, any Party may apply to any state court or other judicial authority for interim or conservatory measures at any stage prior to, or after, the commencement of an arbitration under Clause 12.2.

12.4	The LSP irrevocably:

(a)	consents generally in accordance with the State Immunity Act 1978 to relief being given against it in England or any other jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem; and

(b)	waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) in England or any other jurisdiction and from all forms of execution, enforcement or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and in particular the United States Sovereign Immunities Act of 1976.

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Each Party irrevocably waives any objections to the jurisdiction of any court referred to in Clause 12.3.

13	Notices

13.1	A notice under or in connection with this Agreement (a “Notice”):

(a)	shall be in writing;

(b)	shall be in the English language; and

(c)	shall be delivered personally or sent by first class post (and air mail if overseas), by electronic mail or by fax to the Party due to receive the Notice at the address specified in Clause 13.2 or to another address specified by that Party by not less than seven (7) days written notice to the other Party received before the Notice was despatched.

13.2	The address referred to in Clause 13.1 is:

(a)	in the case of the Company:

Address:	****
****
****
Fax:	****

Marked for the attention of: ****

Electronic mail address: ****

and a copy to:

Address:	****
****
****
Fax:	****

Marked for the attention of: ****

Electronic mail address: ****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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(b)	in the case of the LSP:

Address:

Fax:

Marked for the attention of [—]:

Electronic mail address:

and a copy to:

Address:

Fax:

Marked for the attention of [—]:

Electronic mail address:

13.3	A Notice is deemed given:

(a)	if delivered personally, when the person delivering the notice obtains the signature of a person at the address referred to in Clause 13.2;

(b)	if sent by post, except air mail, two (2) Business Days after posting it

(c)	if sent by electronic mail (e-mail), on the date of sending;

(d)	if sent by air mail, six (6) Business Days after posting it; and

(e)	if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

14	Assignments and Subcontracting

14.1	The LSP may not assign or transfer a right or obligation under this Agreement, except that it may assign any of its rights or transfer any of its obligations to:

(a)	any Affiliate of the LSP pursuant to any intra-group reconstruction or reorganisation of the LSP or of its business; or

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(b)	a third party,

with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed and provided always that in either circumstance the LSP shall remain liable to the Company for all of its obligations under this Agreement.

14.2	The Company shall have the right to assign or novate this Agreement in whole or in part:

(a)	to its ultimate holding company or a subsidiary or an Affiliate of any tier at its absolute discretion; or

(b)	to any other third party with the consent of the LSP, such consent not to be unreasonably withheld or delayed.

15	Waiver

15.1	No delay in exercising or failing to exercise by either Party of any right or remedy hereunder and no custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of any of the Parties’ rights or remedies hereunder.

15.2	No waiver by either Party of any particular default by the other Party shall affect or impair either Party’s rights in respect of any subsequent default of any kind by the other Party, nor shall any delay or omission of either Party to exercise any rights arising from any default affect or impair a Party’s rights in respect of the said default or any other default of the other Party hereunder. Subsequent acceptance by the Company of any payments by the LSP shall not be deemed a waiver of any preceding breach by the LSP of any of the terms or conditions of this Agreement.

16	Invalidity

Should any provision of this Agreement be found to be invalid, illegal or unenforceable under the laws of any relevant jurisdiction in any respect, the invalid, illegal or unenforceable aspects of such provision shall be given no effect and shall be deemed not to be included in this Agreement without invalidating any of the remaining provisions of this Agreement. The Parties shall forthwith enter into good faith negotiations to amend the Agreement in such a way that, as amended, is valid, legal, enforceable and, to the maximum extent possible, reflects the intended effect of the invalid, illegal or unenforceable provision.

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17	Force Majeure

17.1	In this Clause, “Force Majeure Event” means an event beyond the reasonable control of a Party (“the Affected Party”) including, without limitation, strike, lock out or labour dispute (except where the same solely relates to the Affected Party’s workforce), act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction (other than as a result of an act or omission of the Affected Party), accident, breakdown or unavailability of plant or machinery, fire, flood, storm, difficulty or increased cost in obtaining workers, goods or transport, externally caused transmission failure or externally caused Satellite failure or Satellite launch failure or delay or Satellite malfunction which in every case is not reasonably foreseeable and is beyond the reasonable control and without the fault or negligence of the Affected Party.

17.2	If the Affected Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event:

(a)	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

(b)	as soon as reasonably possible after the start of the Force Majeure Event the Affected Party shall notify the other Party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

(c)	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

(d)	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

17.3	If the Force Majeure Event continues for more than six (6) months starting on the day the Force Majeure Event starts, a Party may terminate this Agreement by giving not less than thirty (30) days prior written notice to the other Party.

18	Language and Communications

All documentation and communications required under this Agreement shall be made in writing in the English language.

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19	Entire Agreement and Relationship of Parties

19.1	This Agreement, together with its Annexes, constitutes the entire agreement between the Parties and supersedes any prior understandings and communications, whether written or oral, between the Parties relating to the matters addressed herein.

19.2	The Parties intend that the relationship created between them by this Agreement shall be as independent contractors. This Agreement is not to be construed in any way as creating any partnership, principal-agent, master-servant, joint venture or other similar relationship between the Parties.

20	Counterparts

This Agreement may be entered into by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

21	Costs of this Agreement

Each Party shall bear its own costs in relation to the preparation, execution and performance of this Agreement.

22	Rights of Third Parties

A third party that is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act or any right of a Party to this Agreement to enforce any term of this Agreement for and on behalf of such third party where applicable.

23	Confidentiality

23.1	“Confidential Information” means all information of a confidential nature disclosed (whether in writing, orally or by another means and whether directly or indirectly) by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, information relating to the Disclosing Party’s business affairs, products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets and market opportunities.

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23.2	During the term of this Agreement and after termination or expiration of this Agreement for any reason the Receiving Party:

(a)	shall keep the Confidential Information confidential;

(b)	may not disclose the Confidential Information to another person except with the prior written consent of the Disclosing Party or in accordance with Clauses 23.3 and 23.4; and

(c)	may not use the Confidential Information for a purpose other than the performance of its obligations under this Agreement.

23.3	During the term of this Agreement the Receiving Party may disclose the Confidential Information to the following to the extent reasonably necessary for the purposes of this Agreement:

(a)	its employees;

(b)	third parties as required to comply with applicable laws or regulation including that of any Governmental Body or regulatory authority (including but not limited to the U.S. Securities and Exchange Commission or any other listing or securities authority) or as required as part of a debt financing or financial restructuring process;

(c)	its professional advisers; or

(d)	rescue agencies for the purposes of assisting in distress and safety missions,

(each a “Recipient”).

23.4	Subject to Clause 23.7, the Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.

23.5	Clauses 23.1 through 23.4 do not apply to Confidential Information which:

(a)	at the date of this Agreement, or at any time after the date of this Agreement, comes into the public domain other than through breach of this Agreement by the Receiving Party or a Recipient;

(b)	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

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(c)	subsequently comes lawfully into the possession of the Receiving Party from another.

23.6	Upon request from the Disclosing Party the Receiving Party shall promptly return to the Disclosing Party or destroy (as requested) all copies of Confidential Information.

23.7	Without limiting the generality of Clause 23.3(b) above, either Party may disclose all or part of the terms of this Agreement to the extent necessary to comply with the requirements of any United Kingdom, United States or other listing or securities filing authority should that Party seek such listing or filing for itself or, if part of a wider group of companies, should its direct or indirect parent company so seek such listing or filing.

23.8	For the avoidance of doubt, in order to ensure that Confidential Information is disclosed by the LSP in accordance with the provisions of this Agreement does not unfairly advantage the Company in circumstances where the Company makes direct or indirect sales of Space Segment and/or the services during the Term, the Company shall ensure that all such Confidential Information received from the LSP is held securely and its access isolated from any activities undertaken by the Company as part of any wider distribution role.

24	Publicity

24.1	The LSP shall not release and shall use its best efforts to ensure that none of its End Users release into the public domain without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed) any publicity, including but not limited to news releases, articles, brochures, advertisements or prepared speeches concerning this Agreement or the Lease Service(s) procured under this Agreement.

24.2	In order for the Company to provide the approval referred to in Clause 24.1 above, the Company shall be given a reasonable time to review the proposed publicity prior to the date scheduled for its release. The Company reserves the right to refuse, amend, or delay publication in the event it believes that such publication may:

(a)	be misleading, inaccurate or otherwise breach any laws or regulation; or

(b)	cause material damage or loss to the Company or its reputation; or

(c)	breach any term of this Agreement.

24.3	The Company shall be entitled to release general publicity or other information into the public domain without the prior written approval of the LSP. The Company shall, however, consult with the LSP when the information or publicity is specific to the LSP concerning the content and timing of information releases including but not limited to news releases, articles, brochures, advertisements, prepared speeches, to be made by the Company or any of its sub-contractors concerning this agreement or the Lease Service(s) procured under this Agreement.

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25	Governing Law

25.1	The construction, validity and performance of this Agreement and all matters arising from or connected with it are governed by English law and, save for any application for injunctive relief made by either party (which may be made in any court of competent jurisdiction), any dispute or difference of any kind whatever arising under, out of, or in connection with this Agreement shall be subject to the provisions of Clause 12 hereof.

25.2	If so requested in writing by the Company the LSP shall, within thirty (30) days of such request, appoint an agent for service of process or any other document or proceedings in England in relation to the subject matter of this Agreement, and shall notify the Company forthwith. The address of the Company for service of such process and any other such document or proceedings shall be those specified in Clause 13, unless and until any alternative addresses are notified to the LSP for that purpose.

AS WITNESS duly authorized representatives of the Parties have signed this Agreement on the day and year first above written.

SIGNED by
For and on behalf of the Company

SIGNED by
For and on behalf of the LSP

INMARSAT PROPRIETARY	19	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 1

Inmarsat Global Limited

Lease Services Provider Agreement (LSPA)

Policy relating to Lease Services

V1.0, effective from 15 April 2009

INMARSAT PROPRIETARY	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 1

Policy relating to Lease Services

1	Scope of Policy

This Policy applies to requests from LSPs for all forms of Lease Services. These include, but are not limited to, Pre-emptible Lease Services (as defined in paragraph 3 herein), Priority Lease Services (as defined in paragraph 3 herein), Lease Services that have varying characteristics of priority or pre-emptibility with respect to other services or to any other of the Company’s capacity, or a service that the Company provides or intends to provide. Lease Services may be provided with restoration protection either full-time or part-time and, if part-time, may be in the peak, off peak or such similar periods or for variable usage over a fixed period. Lease Services may also be fixed in relation to a Satellite or a spot-beam, however defined, or have varying degrees of movement over specified time periods to other Satellites or spot-beams. Lease Services may also include varying type of pre-emptions falling short of termination, such as reduction of power and/or bandwidth, or interruption of service during peak traffic periods, during eclipse periods or during such similar periods or such similar forms of sharing of the Company’s resources with other LSPs, Service Providers or End Users. Lease Services may operate in narrow spot, regional spot, global or such other beams that uses the Company’s Satellite resources, either within the territorial limits of a State or in a wider geographic area, however defined.

2	General Principles

2.1	The Company shall at all times endeavour to offer Lease Services in a manner to ensure efficient utilization of its available Satellite, spectrum and network resources and appropriate allocation of such Satellite, spectrum and network resource among users. Notwithstanding the foregoing nothing in this Policy shall oblige the Company to offer or withdraw any Lease Service or to offer any Lease Service to a particular LSP.

2.2	Lease applications by an LSP shall at the Company’s discretion be approved by the Company. The Company shall, inter alia, not approve an application for Lease Services if to do so would, or might in its opinion, endanger the technical, operational or economic viability of the Company’s provision of Safety Services.

2.3	All assessments of applications for Lease Services through an LSP will be given equal consideration on a case-by-case basis but the approval of a lease application shall be at the Company’s discretion.

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Lease Services Provider Agreement Annex 1

2.4	Applications for Lease Services may not be made on a speculative basis. At the time of the application the applicant must notify the Company:

(a)	of the identity and requirements of its potential End User and/or the expected category of End User of the Lease Services; and

(b)	the projected requirements of such End User.

2.5	Where the potential customer withdraws its application for Lease Services in whole or in part, then the applicant shall promptly notify the Company and the application shall be cancelled in accordance with this Policy, or, if executed, the Lease Contract.

2.6	All lease applications shall be submitted to the Company by the LSP using the Company’s standard form of application for Lease Services, which shall be updated by the Company from time to time.

2.7	Words in the singular include the plural and vice versa where the context requires.

3	Definitions

3.1	In this Policy:

“Pre-emptible Lease Service” means a full-time or part-time Lease Service, which is subject to suspension or restriction by the Company in the case of congestion, as determined by the Company, of its Satellite, spectrum and network resources.

“Priority Lease Service” means a full-time or part-time Lease Service which has equal or priority access to the Company’s Satellite, spectrum and network resources relative to a Standard Service. The Lease Contract shall specify the level of priority and the terms and conditions applicable thereto.

“Restriction” means a reduction in the Satellite, spectrum and network resources or a reduction in the daily period of availability of such Satellite, spectrum and network resources.

“Safety Services” means the Company’s services which are subject to Global Maritime Safety and Distress (GMDSS) obligations and requirements.

“Standard Service” means any demand assigned, or other service provided by the Company other than Lease Services.

Any capitalised terms used in this Annex 1 which are not defined above shall have the meanings ascribed to them under the LSPA.

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Lease Services Provider Agreement Annex 1

4	Types of Lease

The Company may modify, restrict or withdraw any Lease Service and introduce new types of Lease Services from time to time at its discretion.

5	Technical and Operational

5.1	The Company shall not approve any application for a Lease Service unless satisfied that the proposed utilization will cause no technical or operational harm or unacceptable interference to the Company’s Satellite, spectrum and network resources.

5.2	The Company shall not grant any Lease Service on terms and conditions which impose constraints on the location or inclination of the Company’s Satellite resources, provided that the applicant may in certain circumstances be given the right to terminate the Lease Service without further payment in the event of a material repositioning of any Satellite resource.

5.3	Lease Services in the narrow spot beams of the Inmarsat-4 Satellites may include variable elements such as dynamic channel allocation to allow for geographic and channel loading flexibility. For the avoidance of doubt, a Lease Service shall still be considered a Lease Service if it, inter alia, contains details of the overall capacity to be provided in terms of, bandwidth and power or their aggregate requirements over one or more Satellites for a defined period.

5.4	Subject to paragraph 5.1, it shall be a requirement for mobile earth stations using Lease Services to conform to a Company standard and/or at the Company’s discretion for terminals to conform to a national standard or an internationally recognized standard.

6	Terms and Conditions of Leases

6.1	The Company shall publish one or more sets of model Lease Contracts that shall apply to Lease Services which shall be subject to modifications by the Company at its discretion.

6.2	All contracts for Lease Services shall contain suitable telecommunications availability disclaimers, and shall provide the Company with appropriate liability disclaimers and indemnification provisions against third party claims.

6.3	Charges for Lease Services shall be determined by the Company. Where, under the Lease Contract, reduced charges become payable in certain events, such as the modification or restriction of the leased Satellite, spectrum and network resources capacity, such reduced charges shall, unless otherwise specified by the terms of the Lease Contract, be negotiated and agreed with the LSP by the Company.

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Lease Services Provider Agreement Annex 1

7	Procedures

7.1	All applications for Lease Services shall be submitted to the Company for approval via the Company’s Lease application form as updated from time to time.

7.2	Applications for Lease Services shall be considered on the basis of:

(a)	a guaranteed reservation; or

(b)	a first right of refusal reservation,

7.3	Where all relevant information has been supplied, the Company shall use its reasonable endeavours to complete its review of an application within ten (10) Business Days from receipt and shall promptly notify the applicant whether the application has been approved, denied, is subject to the challenge process, or requires technical assessment or testing.

7.4	The requested starting date for a guaranteed reservation shall be at the Company’s discretion but shall not normally be later than **** after the date of approval of the application. The requested starting date for a first right of refusal reservation, shall similarly be at the Company’s discretion but shall not normally be later than **** after the date of approval of the application. In the event that a first right of refusal application has been submitted in connection with a third party procurement activity, the Company may extend the **** period upon satisfactory proof that the procurement award schedule requires the same.

7.5	Lease Services shall have a minimum aggregate commitment equivalent to **** continuous lease which shall be utilised over a defined period at the discretion of the Company which shall normally be no more than ****.

7.6	If, when applying for a Lease Service, the applicant requests that, at one or more dates after the commencement of the Lease Service, additional Satellite, spectrum and network resource should be made available for the same purpose, each such request for such additional Satellite, spectrum and network resources shall, subject to paragraph 7.5, be treated as a separate application submitted concurrently with the first application, and each grant of additional Satellite resource shall be treated as a separate Lease Service.

7.7	Prior to submitting the application, the Company and the applicant may consult on the terms and conditions, the technical and operational characteristics of the service and on the determination of an indicative, non-binding charge for the Lease Services.

7.8	Where an application is approved by the Company, the Company shall endeavour to submit a draft Lease Contract, excluding the technical and operational annexes, to the applicant within twenty-one (21) days from the date of the approval.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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Lease Services Provider Agreement Annex 1

7.9	If the Company and the applicant have not entered into a mutually-binding Lease Contract within ninety (90) days of the approval of an application by the Company, the approval shall be deemed to have lapsed.

7.10	Unless otherwise waived by the Company every lease application (other than simple extensions or variations of an existing Lease Contract) shall be accompanied by a deposit from the LSP of:

****

****

****

****

****

7.11	The deposit shall be set against charges for the Lease Services as they become due.

7.12	The deposit shall only be refundable:

(a)	if the application is not approved;

(b)	if, in the case of a First Right of Refusal reservation, the application is:

(i)	cancelled as a result of a challenge; or

(ii)	cancelled and the applicant certifies to the Company that the sole reason for such cancellation is that the potential customer has withdrawn its requirement in whole or in part (provided always that only a pro rata refund of the deposit shall be given for a partial withdrawal).

7.13	If, in the case of a guaranteed reservation, including a first right of refusal reservation which has become a guaranteed reservation, the applicant cancels the reservation after signing the Lease Contract and before the due date for commencement of the lease, unless the Lease Contract otherwise provides, the applicant shall be liable to pay cancellation charges equal to **** of all sums due over the whole period of the lease, and after commencement of the lease, unless the Lease Contract otherwise provides, the applicant shall be liable to pay cancellation charges equal to **** of all sums due over the whole period of the lease. Credit for the deposit shall be given in the cancellation charges

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

INMARSAT PROPRIETARY	6	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 1

7.14	The Company shall also issue at its discretion technical and operational process documentation relating to Lease Services.

8	Amendment

The Company may amend this Policy from time to time in accordance with the provisions of Clause 9 of the LSPA provided that any such amendment shall not affect the terms and conditions applicable to Lease Contracts already in effect.

INMARSAT PROPRIETARY	7	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

Inmarsat Global Limited

Lease Service Provider Agreement (LSPA)

Specific Service Parameters

Lease Contract No. SSP[*]

[*to be varied as appropriate to each Lease Contract]

[V1.0, effective from 15 April 2009]

INMARSAT PROPRIETARY	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

		Page
1	Definitions	1

2	Lease Service	2

3	Term	3

4	Land Earth Stations (if applicable)	3

5	Mobile Earth Station Specifications	3

6	Polarisation	3

7	Carrier Parameters	3

8	Satellite Gain	3

9	Signalling frequencies	3

10	Notification of Problems	4

11	Operational Contact Numbers	4

12	Charges	5

13	Termination Liability	5

14	Responsible Officers	5

15	Counterparts	6

INMARSAT PROPRIETARY	ii	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

SPECIFIC SERVICE PARAMETERS

This Lease Contract is made on this [ — ] day of [ — ] 20[——] by and between:

Inmarsat Global Limited, a company incorporated under the laws of England and Wales with registered number 3675885 whose registered office is at 99 City Road, London, EC1Y 1AX, United Kingdom (the “Company”); and

[Lease Services Provider], a [private/public] company incorporated under the laws of [_country     ] with registered number [    ] whose [registered office] [place of business] is at [_address     ] (the “LSP”).

The Company and the LSP shall each be referred to herein individually as a “Party” and collectively as the “Parties.”

This Lease Contract is for the Lease Services described in these Specific Service Parameters.

1	Definitions

“End User” means a Person that is the ultimate user of the Lease Services.

“Lease Contract” means these Specific Service Parameters and the Model Terms and Conditions and any applicable annexes or attachments thereto (each as amended from time to time).

“Lease Services” means any provision of Satellite, spectrum and network resources other than a radiodetermination transponder by the Company for or over a pre-arranged fixed term for the exclusive use of an End User, and as set out in these Specific Service Parameters that form part of the Lease Contract.

“LES” or “Land Earth Station” means the Satellite antennas, switching facilities and related equipment located at a fixed location that form an interconnection point between the Satellite(s) and the terrestrial telecommunications networks for the purpose of providing Lease Services.

“LSPA” means the Lease Services Provider Agreement entered into between the Company and the LSP and its applicable annexes.

“Model Terms and Conditions” means those terms and conditions referenced ‘V1.0, effective from 15 April 2009’, which form a part of this Lease Contract and any reference to Lease Contract includes the Model Terms and Conditions.

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Lease Services Provider Agreement Annex 2A

“Satellite” means an object located beyond the Earth’s atmosphere that is used for radio communications and, more particularly for the purpose of this Lease Contract, includes any satellite that is owned, leased and/or operated by or on behalf of the Company now and in the future, including Subsequent Generation Satellites.

“SMOP” means the Company’s Spectrum Management and Operational Planning department.

“Start Date” means the commencement of the Lease Service, as stated in these Specific Service Parameters.

“Specific Service Parameters” means these Specific Service Parameters for the Lease Service as set out herein.

“Subsequent Generation Satellites” means any Satellites put into operational service, or owned, operated, leased or otherwise used for the provision of the Company’s services that were not previously in such operation prior to 15 April 2009.

1.1	Unless otherwise specified, any capitalised terms used in this Lease Contract which are not defined above shall have the meanings ascribed to them under the Model Terms and Conditions, unless the context otherwise requires.

1.2	Words in the singular include the plural and vice versa where the context requires.

1.3	Headings are for guidance only and do not affect the construction or interpretation of this Lease Contract.

1.4	Unless otherwise stated or specified herein, the Model Terms and Conditions form a part of this Lease Contract and any reference to Lease Contract includes the Model Terms and Conditions.

1.5	Unless expressly agreed otherwise in writing, the following order of precedence shall apply:

(a)	The Lease Services Provider Agreement;

(b)	These Specific Service Parameters;

(c)	The Model Terms and Conditions;

(d)	All other documents.

2	Lease Service

The Lease Service under this Specific Service Parameters Lease Contract shall consist of [*e.g. one (1) full period full duplex channel(s)] operating on the [*e.g. 143.5 East] Satellite, and shall be priority level [*pre-emptible or priority].

INMARSAT PROPRIETARY	2	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

[*to be varied as appropriate to each Lease Contract]

3	Term

The Term of the Lease Service under this Specific Service Parameters Lease Contract shall be:

(i) Start Date: [* e.g. 1 May 2009, 00.01 UTC]

(ii) End Date: [* e.g. 31 December 2009, 23.59 UTC]

[*to be varied as appropriate to each Lease Contract]

subject to prior termination by mutual agreement between the Parties or otherwise in accordance with the provisions of this Lease Contract or the LSPA.

4	Land Earth Stations (if applicable)

The LSP shall use the [*] LES for access to the [*e.g. I3] satellite currently located at [*54 West].

[*to be varied as appropriate to each Lease Contract]

5	Mobile Earth Station Specifications

The LSP shall use the [* describe MES].

[*to be varied as appropriate to each Lease Contract]

6	Polarisation

[to be varied as appropriate to each Lease Contract]

7	Carrier Parameters

[to be varied as appropriate to each Lease Contract]

8	Satellite Gain

[to be varied as appropriate to each Lease Contract]

9	Signalling frequencies

During the Term of the Lease Service (Clause 3 above) the LSP is authorized to use the frequencies listed in Table 1 for signalling and call set-up purposes.

INMARSAT PROPRIETARY	3	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

Table 1 (Signalling Frequencies)

Carrier	Forward Carriers	Return Carriers
Centre Slot No	Tba with Authorisation	Tba with Authorisation

Uplink Frequency	Tba with Authorisation	Tba with Authorisation

Downlink Frequency	Tba with Authorisation	Tba with Authorisation

Polarisation	Tba with Authorisation	Tba with Authorisation

10	Notification of Problems

In the event that the LSP experiences difficulties with the use of the Company’s network, such as interference, degradation or other problems, it shall, as soon as possible, report the situation to the Inmarsat NOC and SMOP, who shall provide support in identifying the cause and take appropriate corrective action. In the event that the Company in its reasonable opinion discovers that the LSP’s UTs, LESs, MESs, AESs or SIMs, as appropriate, are causing actual or potential interference or degradation to other services and/or leases, the Company shall contact the LSP’s LES and/or engineering management staff, to request them to take appropriate action promptly to address and rectify the problem. Any action or lack of action in this regard by the Company shall not under any circumstance impose any liability of whatsoever nature on the Company.

11	Operational Contact Numbers

For the above purposes the contact numbers are:

LSP

[*insert LSP LES/NOC details from application form]

LES:

Address & Contact Details:

Tel:

Fax:

LSP NOC:

Address & Contact Details:

Tel:

Fax:

[*to be varied as appropriate to each Lease Contract]

INMARSAT PROPRIETARY	4	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

The Company

****

12	Charges

The total lease charges excluding taxes payable [*in advance/quarterly in advance] by the LSP shall be [* e.g. $US []([]United States Dollars)].

[*Such charges pro-rated on a daily basis over the term [per leased channel] shall be $US [] ([] United States Dollars and [] Cents].]

[*to be varied as appropriate to each Lease Contract]

13	Termination Liability

The termination liability under this Specific Service Parameters Lease Contract shall be [****].

[*to be varied as appropriate to each Lease Contract]

14	Responsible Officers

For the purpose of administration of this Lease Contract, any communications between the Company and the LSP shall be enforceable and binding upon the parties only if signed by the appropriate responsible officers, or their nominated representative.

The Company:	LSP:

Name:	Name:

Title:	Title:

Telephone:	Telephone:

Email:	Email:

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

INMARSAT PROPRIETARY	5	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2A

15	Counterparts

This Lease Contract may be executed in any number of counterparts, each of which, is an original and all of which together evidence the same agreement. This Lease Contract shall not come into effect until each Party has executed at least one counterpart.

IN WITNESS WHEREOF, duly authorised representatives of the Parties have signed this Lease Contract on the day and year above written.

SIGNED by
For and on behalf of the Company

SIGNED by
For and on behalf of the LSP

INMARSAT PROPRIETARY	6	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2B

Inmarsat Global Limited

Lease Service Provider Agreement (LSPA)

LEASE CONTRACT

Model Terms and Conditions

V1.0, effective from 15 April 2009

INMARSAT PROPRIETARY	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2B

		Page
1	Definitions	3
2	Lease of Satellite, Spectrum and Network Resources	5
3	Use of the Lease Service	5
4	Term of Lease Services	6
5	Charges	6
6	Taxes and Tax Credits	8
7	LES Access Authorization	10
8	UT, MES and AES Type Approval and Commissioning Procedures	10
9	Responsibility for LES, UT, MES, AES and SIM Compliance	10
10	Access to Lease Services	11
11	Space Segment Management	11
12	Pre-emption of Lease Service by the Company	11
13	Restoration Protection	12
14	Termination by the Company on Operational Grounds	12
15	Remedies for Default	12
16	Termination by the LSP for Convenience	13
17	Termination by the LSP for Operational Reasons	14
18	Financial Consequences for the Non-availability of Lease Services	14
19	Liability and Indemnities	15
20	Force Majeure	16
21	Assignment of Contract	17
22	Responsible Officers and Operational Contacts	17
23	Governing Law	18
24	Dispute Resolution	18
25	Entire Agreement	19
26	Publicity	20
27	Confidentiality	20

Attachment 1	Terms and Conditions for the use of Lease Services’ Maritime, Land and Aero Earth Stations, User Terminals and Subscriber Identity Modules (the “Terms and Conditions”)	22
Attachment 2	LES Authorization Procedures	25
Attachment 3	LES with LES Modem Specifications	26

INMARSAT PROPRIETARY	ii	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2B

1	Definitions

1.1	In these Model Terms and Conditions, unless the context otherwise requires, the following definitions shall have the meanings listed below:

“AES” means Aero Earth Station.

“Affiliate” means a Person that directly, or indirectly through one (1) or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

“Attachment” means the relevant attachment to these Model Terms and Conditions.

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are generally open for business in London.

“Company” means Inmarsat Global Limited, 99 City Road, London, EC1Y 1AX.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or by contract.

“End User” means a Person that is the ultimate user of the Lease Services.

“Inmarsat NOC” means the Company’s Network Operation Centre.

“LES” or “Land Earth Station” means the Satellite antennas, switching facilities and related equipment located at a fixed location that form an interconnection point between the Satellite(s) and the terrestrial telecommunications networks for the purpose of providing Lease Service(s).

“Lease Contract” means the Specific Service Parameters and these Model Terms and Conditions and any applicable annexes or attachments.

“Lease Policy” means the Company’s policy relating to Lease Services as set out in Annex 1 to the LSPA.

“Lease Services” means any provision of Satellite, spectrum and network resources other than a radiodetermination transponder by the Company for or over a pre-arranged fixed term for the exclusive use of an End User, and as set out in the Specific Service Parameters that form part of this Lease Contract.

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Lease Services Provider Agreement Annex 2B

“LSP” or “Lease Service Provider” means the person or entity specified in the Lease Contract and/or Specific Service Parameters.

“LSPA” means the Lease Services Provider Agreement entered into between the Company and the LSP and its applicable annexes.

“MES” means Mobile Earth Station.

“Operational Emergency” means a situation which, in the good faith opinion of the Company, on the basis of the information available to it, has caused or is likely to cause damage, unavailability, delay, degradation, interruption or interference to the space segment.

“Party” or “Parties” means the Company and LSP as defined in this Clause 1.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association, pool, syndicate, sole proprietorship or government or agency or political subdivision thereof or any other form of organization not specifically listed.

“Satellite” means an object located beyond the Earth’s atmosphere that is used for radio communications and, more particularly for the purpose of the Lease Contract, includes any satellite that is owned, leased and/or operated by or on behalf of the Company now and in the future, including Subsequent Generation Satellites.

“Satellite Access Station” or “SAS” means a ground station interfacing with one or more Satellites, with an interface to the terrestrial network in support of any Standard Service or Lease Service.

“SIM” means Subscriber Identity Module.

“SMOP” means the Company’s Spectrum Management and Operational Planning department.

“Specific Service Parameters” mean the Specific Service Parameters applicable to the Lease Services procured under the Lease Contract.

“Standard Service” means any demand assigned, or other service provided by the Company other than Lease Services.

“Start Date” means the commencement of the Lease Service, as stated in the Specific Service Parameters.

“UT” means User Terminal.

1.2	Words in the singular include the plural and vice versa where the context requires.

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Lease Services Provider Agreement Annex 2B

1.3	Unless otherwise specified, any capitalised terms used in the Lease Contract which are not defined above shall have the meanings ascribed to them under the LSPA.

1.4	Unless expressly agreed otherwise in writing, the following order of precedence shall apply:

(a)	The Lease Services Provider Agreement;

(b)	The Specific Service Parameters;

(c)	The Model Terms and Conditions;

(d)	All other documents.

2	Lease of Satellite, Spectrum and Network Resources

The LSP has taken a guaranteed reservation for and has agreed to take by way of lease and to pay for, the Lease Services (as detailed in the Specific Service Parameters), in accordance with the terms and conditions set out in the Lease Contract.

3	Use of the Lease Service

3.1	The LSP shall use the Lease Services only:

(a)	within the technical constraints and criteria;

(b)	for the channel types;

(c)	in accordance with the Company’s technical criteria, operating procedures and other requirements; and

(d)	under the control of the Inmarsat NOC

each as set out in the Lease Contract, unless otherwise authorized by the Company. In no circumstances shall the Lease Services be used in such a manner as to cause or potentially to cause any technical, operational or other harm, loss or damage to the Satellite, spectrum and/or network resources.

3.2

SMOP shall define the frequencies, polarisation and other technical information regarding the channels to be used and shall from time to time, as is necessary, issue authorisations for their use to the LSP and to the Inmarsat NOC. The Company may from time to time change such frequencies and will give at least one (1) Business Day’s advance notice of any such changes,

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Lease Services Provider Agreement Annex 2B

unless there is an Operational Emergency. The LSP shall change the channel parameters within twenty four (24) hours of the implementation time given in the authorisation as referred to in this Clause 3.2.

3.3	The Inmarsat NOC shall be contacted via telephone by the LSP to confirm that any authorised frequency changes have been duly implemented and the LSP’s operations staff shall notify the change by email or fax copied to the Company’s Lease Department, the Inmarsat NOC and SMOP using the appropriate email addresses and fax numbers notified to the LSP by the Company from time to time in accordance with Clause 22.

3.4	The Inmarsat NOC may at any time, at the Company’s sole discretion, require adjustments to, or removal of, channels, UTs, MESs, AESs, LESs or SIMs from operation on any of the Satellites on the Company’s network in the event that they are causing degradation to the Company’s network or if the Inmarsat NOC concludes that the Lease Services are not operating according to the Lease Contract.

3.5	In the event that the LSP experiences difficulties with the use of the Company’s network, such as interference, degradation or other problems, it shall, as soon as possible, report the situation to the Inmarsat NOC and SMOP, who shall provide support in identifying the cause and take appropriate corrective action. In the event that the Company in its reasonable opinion discovers that the LSP’s UTs, LESs, MESs, AESs or SIMs as appropriate are causing actual or potential interference or degradation to other services and/or leases, the Company shall contact the LSP’s LES and/or engineering management staff, to request them to take appropriate action promptly to address and rectify the problem. Any action or lack of action in this regard by the Company shall not under any circumstances impose any liability of whatsoever nature on the Company.

3.6	Notwithstanding Clause 14, in the event that the LSP fails to comply with this Clause 3, the Company may immediately cease to provide the Lease Services and terminate the Lease Contract without notice to the LSP and without any liability of whatsoever nature on the Company.

4	Term of Lease Services

The Lease Services shall commence on and shall continue until the dates stated in the Specific Service Parameters unless earlier terminated in accordance with the provisions herein or those provided for in the LSPA.

5	Charges

5.1	The LSP shall pay to the Company, subject to the provisions of this Clause 5, those amounts set forth in the Specific Service Parameters at the times stated therein. Such amounts are exclusive of Value Added Tax (VAT), sales taxes and any other taxes that have an equivalent or similar effect.

INMARSAT PROPRIETARY	6	© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 2B

Payment of Charges

5.2	The Company shall invoice the LSP, and such invoice shall be payable, in accordance with the terms specified in the Specific Service Parameters including amounts due to the Company as a result of the termination provisions set out in Clauses 15 to 17 below. Each invoice shall be dated as of the day that it is produced and shall be made available on that date in electronic format to the LSP. Each such invoice shall be due for payment (a) on or before the relevant date stated in the Specific Service Parameters if related to charges for Lease Services or, (b) within thirty (30) days of issue of an invoice from the Company for amounts due to the Company under the provisions of Clauses 15 to 17 below.

5.3	The Company shall have the right to issue adjustments to invoices after the date of any given invoice, in the event of the discovery of errors or adjustments affecting invoices for such prior periods. The right to issue adjustments shall be limited to **** after the date of any given invoice, except where any such adjustment is required by law, in which case the relevant legal limit shall apply. The Company shall, on discovery of any such error, notify the LSP in writing within thirty (30) days of such discovery to advise of its intention to make such adjustments.

5.4	An interest charge shall be imposed at a rate of **** on any payment due under the Lease Contract which remains unpaid after the payment due date. Such interest charge shall be computed commencing on the first day following the payment due date. Interest shall be payable within thirty (30) days of:

(a)	the date on which payment of outstanding amounts is received by the Company; or

(b)	the final day of each month,

whichever is the earlier. These provisions shall be without prejudice to any other remedy to which the Company is entitled under the Lease Contract or the LSPA, including any right to suspend or terminate the Lease Contract in whole or in part, or any of the Lease Services hereunder.

5.5	Any payment to be made under the Lease Contract shall be made by electronic funds transfer directly to the bank account designated by the Company in writing from time to time and shall be deemed to be received by the Company on the date the amount is credited to the Company’s bank account and available for use by the Company. The LSP shall be solely responsible for the costs associated with such electronic fund transfers. Where a payment due date falls on other than a Business Day, payment on the next Business Day is acceptable, and a late payment interest charge will not be payable.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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5.6	The LSP may nominate an entity to act on its behalf for the purposes of billing and any associated or related matters, provided always that it shall provide thirty (30) days prior written notice to the Company of such nomination including all relevant identification details of the nominated entity. Where the LSP has nominated such an entity, the LSP shall remain liable for payment of the amounts due under the Lease Contract irrespective of whether the LSP or the billing entity is named on the invoice. Where the LSP has nominated such an entity, the Company shall be entitled to rely on any instructions, decisions or communications from such nominated entity as if they had been made by the LSP.

Failure to Pay

5.7	If any payment required under this Lease Contract has not been received by the Company by the payment due date, the Company may serve a written demand for payment. If the payment to which such written demand refers remains outstanding for thirty (30) days following receipt of such written demand, the Company may suspend the provision of any Lease Services under such Lease Contract or under any other Lease Contract with the LSP. In the case where payment remains outstanding for more than sixty (60) days after the date on which the Company becomes entitled to suspend the provision of any Lease Services as aforesaid the Company shall have the right to terminate such Lease Contract and each other Lease Contract it has with the LSP forthwith without further notice to the LSP.

6	Taxes and Tax Credits

6.1	The LSP shall be liable for all taxes, levies, duties, costs, charges, withholdings, deductions or any charges of equivalent effect imposed on, or in respect of, the Lease Services by any authority having the power to impose such taxes (whether or not the taxes described therein are collected by withholding or otherwise).

6.2	The Company shall remain responsible for any income tax imposed on its profits or net income by taxation authorities in the United Kingdom or any other territory as a result of the Company maintaining a permanent establishment in that territory. In the event that the Company is responsible for an income tax in accordance with this Clause and the LSP may be required to withhold and remit to a taxation authority by deduction or otherwise, on or in respect of any amount to be paid by the LSP to the Company under the Lease Contract as an instalment or other payment of the Company’s income tax liability, such amount withheld and remitted will be considered paid to the Company by the LSP. The LSP will provide reasonable assistance to the Company in its discussions with the relevant taxation authorities to minimize the amount of such withholdings or deductions including the provision of tax certificates to determine the amount of tax withheld.

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6.3	In the event that any tax, duty, impost, levy or like charge becomes payable in any territory in accordance with Clause 6.1 (but not, for the avoidance of doubt, taxes described in Clause 6.2), either by deduction or otherwise, on or in respect of any amount to be paid by the LSP to the Company, or which the LSP may be required to withhold in respect of any amount due to the Company under this Lease Contract, such tax, duty, impost, levy or like charge shall be for the account of the LSP and the LSP shall pay to the Company such an amount as to yield to the Company a net amount equal to the amount that but for such tax, levy, impost or charge would have been received by the Company. The Company will provide, insofar as it is able, reasonable assistance to the LSP to minimize the amount of such withholdings or deductions, including providing any relevant certification of its status as a non-resident of a jurisdiction or of its entitlement to benefits under a treaty.

6.4	If, and to the extent that, the LSP pays a tax in accordance with Clause 6.3 and the Company receives and retains the benefit of a refund of a tax or credit against income tax imposed on its profits (whether in the United Kingdom or any other territory in which the Company maintains a permanent establishment) or other tax liability which is attributable to the tax paid by the LSP (a “Tax Credit”), then the Company shall reimburse such amount to the LSP or, at the LSP’s option, the LSP may deduct the applicable amount from amounts payable to the Company hereunder, provided the Company is satisfied with the nature, amount and form of any such reimbursement, including the provision of tax certificates to determine the amount of tax withheld. The Company shall be deemed to have received and retained the benefit of a Tax Credit when such a claim for such credit has been agreed and accepted by the relevant tax authority. A Tax Credit shall be deemed to arise to the extent that the Company’s current year tax payments are lower than they would have been without the benefit of said Tax Credit. Use of Tax Credits shall be determined under a first-in, first-out basis.

6.5	The LSP may identify a Tax Credit for which the Company may be eligible and assist the Company in claiming such Tax Credit. In the event that the LSP claims a reimbursement hereunder, the LSP shall identify any such Tax Credit to the Company and provide all necessary information and assistance to the Company to claim such Tax Credit. The Company shall make reasonable efforts to claim Tax Credits so identified, save that the Company is under no obligation to claim a Tax Credit or pursue a Tax Credit that has been denied by tax authorities beyond the normal representations of the Company to such tax authorities. The Company will assist the LSP in further pursuit of denied Tax Credits provided the LSP bears all costs of external advice or representations to the tax authorities or other relevant levels of appeal.

6.6	In the event of an audit or other enquiry by any relevant tax authority related to taxes or Tax Credits related to the Services provided by the LSP, the parties shall provide such information to

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each other as may reasonably be regarded as necessary to comply with such audit, subject only to limitations imposed by law, confidentiality agreements with third parties or where the information is deemed to be commercially sensitive.

7	LES Access Authorization

7.1	For Lease Services that require the use of a LES, the LSP shall only provide such Lease Services through the LES(s) as stated in the Specific Service Parameters and in Attachments 1 and 2 hereto. The relevant LES(s) or any agreed substitute(s), shall not be used in connection with the Lease Services unless and until it has been authorized by the Company in accordance with Attachments 1 and 2 hereto. The use by the LSP of the relevant LES in connection with the Lease Services shall be governed by the specifications set out in Attachment 3 hereto. Early limited access to the Satellite capacity for testing, alignment and pre-operational checks may be permitted at the Company’s discretion.

7.2	Leases provided through the Company’s SAS may be provided with a period of access to the whole or part of the leased capacity for testing, alignment and pre-operational checks at the Company’s discretion and shall be subject to Attachments 1 through 3 as modified from time to time as appropriate for such Lease Services.

8	UT, MES and AES Type Approval and Commissioning Procedures

8.1	The LSP shall procure that no UT, MES, AES or SIM shall utilise the Lease Services unless and until:

(a)	the UT, MES, AES or SIM is of a type which complies with the requirements of Attachments 1 through 3. Compliance for each type shall be verified by the LSP or the UT, MES, AES or SIM manufacturer on the LSP’s behalf, and the LSP shall, or shall procure, that all necessary certification is provided to the Company; and

(b)	the owner and operator of the UT, MES, AES or SIM have agreed to the terms and conditions set out in Attachment 1.

8.2	Unless otherwise separately authorised by the Company in writing, compliance with the requirements of this Clause shall not permit a UT, MES, AES or SIM to have access to the Company Satellite, spectrum and network resources on any basis other than by utilising the Lease Services.

9	Responsibility for LES, UT, MES, AES and SIM Compliance

9.1	The LSP shall be responsible to the Company for:

(a)	compliance by any LES using the Lease Services with the terms and conditions set out in Attachments 1 through 3, as applicable, hereto; and

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(b)	imposing on any UT, MES, AES or SIM using the Lease Service the terms and conditions set out in Attachment 1 hereto and the Specific Service Parameters. The Company and the LSP agree that non-compliance with the provisions of Attachment 1 by a UT, MES, AES or SIM using the Lease Services permits the Company to require the LSP to subject such UT, MES, AES or SIM to sanctions, including but not limited to suspension or termination of the Lease Services.

10	Access to Lease Services

The LSP shall use reasonable efforts to ensure that no UT, MES, AES or SIM owner or operator is, for reasons only of nationality, refused permission to utilise the Lease Services, or is subjected to less favourable terms and conditions than other users, provided that it shall not be a breach of this provision if the LSP is restricted by the Lease Contract to supplying a particular country or region and its inhabitants.

11	Space Segment Management

11.1	The Company shall have the right at any time and for any reason to relocate, reposition or replace any Satellite through which the Lease Services are made available. The Company shall give the LSP reasonable prior written notice, not less than forty five (45) days, of any such relocation, repositioning or replacement wherever practical, provided always that nothing in this Clause 11 shall preclude the Company from relocating, repositioning or replacing such Satellites with lesser notice where in the Company’s view such action is necessary for operational or commercial reasons.

11.2	In case of a failure of any of the Satellites through which the Lease Services are made available, there is no obligation for the Company to restore the Lease Services on an alternative Satellite and the Company shall have no liability in respect of the same.

11.3	In case of a failure of any of the Satellites the LSP acknowledges and agrees that it may be necessary to transfer Standard Services onto one or more of the Satellites carrying the Lease Services. In this event the Company shall use reasonable endeavours to maintain a partial Lease Service within the resources that are available, taking due account of the Lease Policy.

12	Pre-emption of Lease Service by the Company

The Company shall have the right at any time after consultation with the LSP to modify, restrict or suspend the availability of the Lease Services to the extent which the Company may in good

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faith decide is necessary in order to ensure the availability of sufficient Satellite, spectrum and network resources for the Standard Services or other Lease Services. The Company shall use reasonable endeavours to give the LSP not less than **** notice of its intention to exercise its rights under this Clause unless a shorter notice period is required by virtue of an Operational Emergency or other technical failure.

13	Restoration Protection

The Specific Service Parameters may contain provisions for restoration on another of the Company’s Satellites in the event that the Lease Services have to be suspended on any of the Company’s Satellites due to an Operational Emergency or other technical failure. In such circumstances the Company shall use reasonable endeavours to assign alternative capacity to the extent practicable to meet the LSP’s overall operational requirements, having regard to the Lease Policy.

14	Termination by the Company on Operational Grounds

14.1	Where the Company decides, in good faith, that, due to a technical issue, all or part of the Lease Services ceased to be available and such Lease Services will not be restored within **** thereafter, the Company may, after consulting with the LSP, terminate the Lease Contract forthwith by notice in writing to the LSP.

14.2	Where the Company decides that part of the Lease Services have ceased to be available it may, after consulting with the LSP, give notice of a corresponding reduction in the amount of Satellite, spectrum and network resources to be made available under the Lease Contract and the Specific Service Parameters shall be amended accordingly.

14.3	Without prejudice to the generality of Clauses 14.1 and 14.2 above, in the event of a sudden and substantial loss of capacity in any of the Company’s Satellite, spectrum and network resources other than the one through which the Lease Services are made available, the Company may decide that the Lease Services have ceased to be available and terminate the Lease Contract (or any Lease Service provided hereunder). In deciding whether to terminate the Lease Contract (or any Lease Service provided hereunder) under this Clause, the Company shall consider any preference expressed to it by the LSP in writing for continuing with the Lease Services notwithstanding any suspension or degradation of the Lease Services. Any action on the part of the Company in accordance with this Clause shall not in any circumstances give rise to any liability on the Company.

15	Remedies for Default

15.1	Either Party may terminate the Lease Contract in accordance with the provisions set out in Clause 10.3 of the LSPA.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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15.2	In the event that the LSP is in breach of any other material obligation under the Lease Contract, the Company may give written notice to the LSP requiring such breach to be remedied within twenty-one (21) days and, in default thereof, the Company may terminate the Lease Contract, in whole or in part, or any Lease Service provided hereunder in its absolute discretion without prejudice to any other rights hereunder. Where any such breach is not capable of remedy the Company may terminate the Lease Contract immediately without further notice to the LSP. Any action on the part of the Company in accordance with this Clause shall not in any circumstances give rise to any liability on the Company.

15.3	Upon any termination under Clause 15.1 or 15.2, the LSP shall be liable to pay to the Company:

(a)	all charges falling due up to and including the date of termination, whether relating to periods before or after the date of termination of the Lease Contract, as applicable; and

(b)	such percentage of the sums due over the remaining period of the Lease Service as specified in the Specific Service Parameters for termination liability.

15.4	The exercise by the Company of its remedies under any paragraph of this Clause 15 shall not affect its right to exercise the remedies under any other paragraph.

16	Termination by the LSP for Convenience

16.1	At any time after the LSP’s reservation has become a guaranteed reservation, but before the Start Date, the LSP may terminate the Lease Contract or any Lease Service(s) hereunder in its absolute discretion by the provision of fourteen (14) days notice in writing to the Company in which event the LSP shall immediately become liable to pay to the Company such percentage of the total charges due over the whole period of the Lease Service as specified in the Specific Service Parameters for termination liability in such circumstances and in default thereof, such percentage as specified in the Lease Policy.

16.2	At any time after the Start Date, the LSP may, upon ninety (90) days notice in writing to the Company terminate the Lease Contract or any Lease Service(s) hereunder, in its absolute discretion, in which event the LSP shall be liable to pay to the Company all charges falling due up to and including the date of termination, together with such percentage of the total charges due over the whole period of the Lease Service as specified in the Specific Service Parameters for termination in such circumstances and in default thereof, such percentage as specified in the Lease Policy.

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17	Termination by the LSP for Operational Reasons

17.1	The LSP shall be entitled to terminate the Lease Services or the Lease Contract, in its absolute discretion, without liability or further obligation (including financial obligations, other than for monies already due) prior to the date of termination, after any of the following events:

(a)	relocation, repositioning or replacement by the Company of any Satellite through which the Lease Services is utilised, pursuant to Clause 11, where this has a material adverse affect on the Lease Services for more than ****;

(b)	where the Company gives notice pursuant to Clause 12 that it intends to modify, restrict or suspend the Lease Service(s), provided that in this event the LSP may only terminate the Lease Service(s) or the Lease Contract as from the date specified in such notice;

(c)	where the Company gives notice pursuant to Clause 14 of a reduction in the amount of Satellite, spectrum and network resources capacity made available under the Lease Contract provided that in this event the LSP may only terminate the Lease Service(s) or the Lease Contract as from the date specified in such notice; and

(d)	where at any time for any other cause or causes beyond the reasonable control of the LSP the Lease Service(s) cease(s) to be available or become degraded so as to materially and adversely affect the services provided through the Lease Service(s) and the Lease Service(s) are not restored within **** of the LSP giving written notice to the Company of such degradation in service.

18	Financial Consequences for the Non-availability of Lease Services

18.1	Except as specifically provided in the Lease Contract, the Company shall be under no financial or other obligation under or in connection with the Lease Contract in respect of any modification, restriction, suspension, delay, degradation, interruption or termination of the Lease Services howsoever arising and whatever the resulting loss or damage to the LSP its customers or the End Users or other users of the Lease Services.

18.2	****.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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18.3	****.

18.4	Except as otherwise set out in the Lease Contract, all conditions, warranties, terms and undertakings, whether implied, statutory or otherwise, in respect of the Lease Services are excluded to the fullest extent permitted by English law.

18.5	Neither Party shall be liable to the other for loss suffered as a result of damage to, disclosure or the corruption or loss of, data or information transmitted under the Lease Contract.

19	Liability and Indemnities

19.1	As used in this Clause 19, the term “the other indemnitees” means any director, officer, employee or agent of an Indemnified Party (as defined below) or any of the Indemnified Party’s Affiliates.

19.2	The Indemnifying Party shall, at its own expense, resist and assume responsibility for the defence of any claim referred to in this Clause 19, subject to the Indemnified Party and the other indemnitees giving the Indemnifying Party prompt notice of the receipt of any such claim, not settling or compromising any such claim, permitting the Indemnifying Party to conduct the defence thereof and providing, at the Indemnifying Party’s reasonable expense, such co-operation with the Indemnifying Party as is reasonably necessary for the defence of such claim.

19.3	Subject to the exclusions and limitations set out below, the LSP shall be liable to the Company for and shall indemnify and hold the Company harmless from and against any direct, or indirect loss, damage, liability or expense arising from claims by any third party (including but not limited to other LSPs) against the Company caused by any act or omission of the LSP, its resellers, contractors, employees, agents, sub-LSPs or assignees, or any of them, including but not limited to claims for loss of, or damage or degradation to, any or all of the Company’s Satellites, spectrum or network resources, provided always that the LSP shall have no liability to the Company for loss or damage arising out of the provision of Lease Services in a manner authorised by this Lease Contract, or as otherwise authorised in writing by the Company.

19.4	Notwithstanding the foregoing, neither Party shall be under any obligation to indemnify the other Party or the other indemnitees of the other Party under this Clause 19 if any such claim would have arisen against the Party seeking indemnification under this Clause 19 notwithstanding the alleged acts or omissions of the Party from which indemnification would otherwise be payable, or those of its Affiliates, resellers or customers.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

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19.5	Save as provided for in Clause 19.3 above and save in respect of any loss of or damage or degradation to, any or all of the Company’s Satellites, spectrum or network resources, each Party’s aggregate liability to the other under the Lease Contract shall be limited to the greater of: (a) an amount equal to the total payments which have fallen due to the Company under the Lease Contract during the twelve (12) month period immediately preceding the time that the event or series of connected events giving rise to such liability occurred; and (b) five hundred thousand United States Dollars (US$500,000).

19.6	Nothing in the Lease Contract shall exclude or limit the liability of either Party for: (a) death or personal injury resulting from such Party’s own negligence; or (b) that Party’s fraud.

19.7	Save as provided for in Clause 19.3 above and save in respect of any loss of or damage or degradation to, any or all of the Company’s Satellites, spectrum or network resources, neither Party shall be liable on any basis, whether for negligence, breach of contract, misrepresentation or otherwise, for direct or indirect loss of profit, loss of goodwill, business opportunity or anticipated saving, or for indirect or consequential loss or damage arising under or in connection with the Lease Contract.

20	Force Majeure

20.1	In this Clause, “Force Majeure Event” means an event beyond the reasonable control of a Party (“the Affected Party”) including, without limitation, strike, lock out, labour dispute (except where the same solely relates to the Affected Party’s workforce), act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction (other than as a result of an act or omission by the Affected Party), accident, breakdown or unavailability of plant or machinery, fire, flood, storm, difficulty or increased cost in obtaining workers, goods or transport, externally caused transmission failure or externally caused Satellite failure or Satellite launch failure or delay or Satellite malfunction which in every case is not reasonably foreseeable and is beyond the reasonable control and without the fault or negligence of the Affected Party.

20.2	If the Affected Party is prevented, hindered or delayed from or in performing any of its obligations under the Lease Contract by a Force Majeure Event:

(a)	the Affected Party’s obligations under the Lease Contract are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

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(b)	as soon as reasonably possible after the start of the Force Majeure Event the Affected Party shall notify the other Party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under the Lease Contract;

(c)	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under the Lease Contract; and

(d)	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under the Lease Contract.

20.3	If the Force Majeure Event continues for more than six (6) months starting on the day the Force Majeure Event starts, a Party may terminate the Lease Contract by giving not less than thirty (30) days’ prior written notice to the other Party.

21	Assignment of Contract

21.1	The LSP may not assign or transfer a right or obligation under the Lease Contract, except that it may assign any of its rights or transfer any of its obligations to:

(a)	any Affiliate of the LSP pursuant to any intra-group reconstruction or reorganisation of the LSP or of its business; or

(b)	a third party,

with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed and provided always that in either circumstance the LSP shall remain liable to the Company for all of its obligations under this Lease Contract.

21.2	The Company shall have the right to assign or novate the Lease Contract in whole or in part:

(a)	to its ultimate holding company or a subsidiary or an Affiliate of any tier at its absolute discretion; or

(b)	to any other third party with the consent of the LSP, such consent not to be unreasonably withheld or delayed.

22	Responsible Officers and Operational Contacts

22.1	The responsible officers of the Parties may be changed from time to time by notice to the other party. The responsible officers shall be detailed in the Specific Service Parameters.

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22.2	For the purpose of administration of the Lease Contract, any communications between the Company and the LSP shall be enforceable and binding upon the Parties only if signed by the appropriate responsible officers or their nominated representative.

22.3	Amendments to the Lease Contract and/or any Lease Services hereunder shall be enforceable and binding upon the parties only if signed by the responsible officers for both Parties or their nominated representative.

22.4	For the purposes of Clause 3, the operational contact details shall be notified to the other Party on the Start Date and from time to time on request by the other Party or upon the relevant details changing.

23	Governing Law

23.1	The construction, validity and performance of the Lease Contract and all matters arising from or connected with it are governed by English law and, save for any application for injunctive relief made by either party (which may be made in any court of competent jurisdiction), any dispute or difference of any kind whatever arising under, out of, or in connection with the Lease Contract shall be subject to the provisions of Clause 24 hereof.

23.2	If so requested in writing by the Company the LSP shall, within thirty (30) days of such request, appoint an agent for service of process or any other document or proceedings in England in relation to the subject matter of the Lease Contract, and shall notify the Company forthwith. The address of the Company for service of such process and any other such document or proceedings shall be those specified in Clause 13 of the LSPA, unless and until any alternative addresses are notified to the LSP for that purpose.

24	Dispute Resolution

24.1	The Parties shall use all reasonable endeavours to resolve any dispute amicably, which shall include the escalation of such dispute to senior management who shall meet to discuss the resolution of such dispute in good faith within fifteen (15) Business Days of a notice being served requesting and setting out the relevant particulars of the dispute.

Disputes to be determined by arbitration

24.2	Any dispute, controversy or claim arising out of or relating to the Lease Contract, or the breach, termination or invalidity thereof, shall be referred to and finally resolved by arbitration in

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accordance with the Arbitration Rules of the London Court of International Arbitration (LCIA) presently in force (“the Rules”). The appointing authority shall be the LCIA. Unless otherwise agreed by the Parties, the number of arbitrators shall be three (3) (of whom each Party shall select one (1) and the third to be agreed by the other two (2) arbitrators). The language of the arbitration shall be English and the place of arbitration shall be London. Any arbitration award rendered in accordance with this Clause shall be final and binding on the Parties. The Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

24.3	Notwithstanding Clause 25.3 of the Rules, any Party may apply to any state court or other judicial authority for interim or conservatory measures at any stage prior to, or after, the commencement of an arbitration under Clause 24.2.

24.4	The LSP irrevocably:

(a)	consents generally in accordance with the State Immunity Act 1978 to relief being given against it in England or any other jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem; and

(b)	waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) in England or any other jurisdiction and from all forms of execution, enforcement or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and in particular the United States Sovereign Immunities Act of 1976.

Each Party irrevocably waives any objections to the jurisdiction of any court referred to in Clause 24.3.

25	Entire Agreement

The Lease Contract together with the Specific Service Parameters and the LSPA constitutes the entire agreement between the Parties with respect to the subject matter described herein and no modification, amendment or waiver of any of the provisions of the Lease Contract shall be effective unless made in writing specifically referring to the Lease Contract and duly signed by the authorized representative of each party referred to in the Specific Service Parameters. Each Party hereby declares and confirms that it has not relied upon any statement or information supplied, or opinions expressed, whether orally or in writing, by the other Party prior to execution of the Lease Contract.

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26	Publicity

26.1	Neither the LSP nor any of its End Users shall release into the public domain without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed) news releases, articles, brochures, advertisements, prepared speeches or the like concerning the Lease Contract or the Lease Service(s) procured or to be procured under the Lease Contract.

26.2	In order the Company to provide the approval referred to in Clause 26.1 above, the Company shall be given a reasonable time to review the proposed publicity text prior to the date scheduled for its release. The Company reserves the right to refuse, amend, or delay publication in the event that it reasonably believes that such publication may:

(a)	be misleading, inaccurate or otherwise breach any laws or regulation;

(b)	cause material damage or loss to the Company or its reputation; or

(c)	breach any term of the Lease Contract.

26.3	The Company shall be entitled to release general publicity or other information into the public domain without the prior written approval of the LSP. The Company shall, however, consult with the LSP when the information or publicity is specific to the LSP concerning the content and timing of information releases including but not limited to news releases, articles, brochures, advertisements, prepared speeches, to be made by the Company or any of its sub-contractors concerning the Lease Contract or the service(s) performed or to be performed under the Lease Contract.

27	Confidentiality

27.1	“Confidential Information” means all information of a confidential nature disclosed (whether in writing, orally or by another means and whether directly or indirectly) by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the date of the Lease Contract including, without limitation, information relating to the Disclosing Party’s business affairs, products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets and market opportunities.

27.2	During the term of the Lease Contract and after termination or expiration of the Lease Contract for any reason the Receiving Party:

(a)	shall keep the Confidential Information confidential;

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(b)	may not disclose the Confidential Information to another person except with the prior written consent of the Disclosing Party or in accordance with Clauses 27.3 and 27.4; and

(c)	may not use the Confidential Information for a purpose other than the performance of its obligations under the Lease Contract.

27.3	During the term of the Lease Contract the Receiving Party may disclose the Confidential Information to the following to the extent reasonably necessary for the purposes of the Lease Contract:

(a)	its employees;

(b)	third parties as required to comply with applicable laws or regulation including that of any Governmental Body or regulatory authority (including but not limited to the U.S. Securities and Exchange Commission or any other listing or securities authority) or as required as part of a debt financing or financial restructuring process;

(c)	its professional advisers; or

(d)	rescue agencies for the purposes of assisting in distress and safety missions,

(each a “Recipient”).

27.4	Subject to Clause 27.7, the Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under the Lease Contract as if the Recipient was a Party to the Lease Contract.

27.5	Clauses 27.1 through 27.4 do not apply to Confidential Information which:

(a)	at the date of the Lease Contract, or at any time after the date of the Lease Contract, comes into the public domain other than through breach of the Lease Contract by the Receiving Party or a Recipient;

(b)	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

(c)	subsequently comes lawfully into the possession of the Receiving Party from another.

27.6	Upon request from the Disclosing Party the Receiving Party shall promptly return to the Disclosing Party or destroy (as requested) all copies of Confidential Information.

27.7	Without limiting the generality of Clause 27.3(b) above, either Party may disclose all or part of the terms of the Lease Contract to the extent necessary to comply with the requirements of any

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United Kingdom, United States or other listing or securities filing authority should that Party seek such listing or filing for itself or, if part of a wider group of companies, should its direct or indirect parent company so seek such listing or filing.

27.8	For the avoidance of doubt, in order to ensure that Confidential Information is disclosed by the LSP in accordance with the provisions of the Lease Contract does not unfairly advantage the Company in circumstances where the Company makes direct or indirect sales of Space Segment and/or the services during the Term, the Company shall ensure that all such Confidential Information received from the LSP is held securely and its access isolated from any activities undertaken by the Company as part of any wider distribution role.

Attachment 1 Terms and Conditions for the use of Lease Services’ Maritime, Land and Aero Earth Stations, User Terminals and Subscriber Identity Modules (the “Terms and Conditions”)

1	Scope of Terms and Conditions

1.1	For the purposes of this Attachment 1, an Owner shall mean the owner of a MES, AES, UT or SIM and an Operator shall mean an operator or user of a MES, AES, UT or SIM.

1.2	These Terms and Conditions shall apply to the use of the Lease Services by an Owner and/or Operator. The LSP shall ensure that the Owner or Operator shall be informed of and complies with these terms and conditions, as far as applicable, at all times.

2	Performance, Criteria and Operations

2.1	Use Subject to Compliance with Technical, Operating and Other Requirements

(a)	Whilst using the Lease Services the Owner and Operator shall comply with the operating procedures notified by the Company to the LSP, the Owner and Operator at any time. In addition the AES/MES/UT/SIM shall comply with the technical criteria and operational requirements set forth in the Specific Service Parameters.

2.2	Sanctions in the Case of Non-compliance

(a)	The Company shall be entitled, at any time and with immediate effect, to unilaterally modify, restrict, suspend or terminate, temporarily or permanently, the access to Lease Services by written notification to the LSP, the Owner or the Operator, where the Company believes that the Owner or the Operator have not complied with all relevant terms and conditions, no matter what the cause or causes of such non-compliance or practice may be.

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(b)	Unless access to the Lease Services has been permanently terminated, the Company shall lift such modification, restriction or suspension if the Owner or the Operator demonstrates to the Company’s satisfaction that compliance with all relevant terms and conditions has been resumed and will and can be maintained, or that such unauthorised practice has been and will be permanently discontinued.

2.3	Suspension and Termination in Special Circumstances:

(a)	The access to the Lease Services shall be deemed to be suspended during any period in which persistent malfunction occurs that causes degradation to the performance of the Lease Services or other services the Company may offer.

(b)	The access to the Lease Services shall be deemed to be terminated if a significant modification or change to the AES/MES/UT/SIM occurs.

(c)	The LSP, Owner or Operator, as the case may be, shall notify the Company promptly in writing, via the LSP, of any events specified in paragraphs (a) or (b) above of which it becomes aware during the term of the Lease Services.

2.4	Compliance with National and International Regulations

2.5	In utilising the Lease Services, the LSP, Owner and Operator shall comply with all applicable national laws and regulations governing the use of radio communications in the territorial sea, the ports, or national territory of any State in which the AES/MES/UT/SIM is located at any time, and any other applicable national or international laws and regulations and both the Owner and the Operator shall indemnify the Company and the LSP against any loss incurred by them as a result of any non-compliance with this paragraph. The Company shall hold the benefit of this indemnity as trustee for the LSP.

3	Telecommunications Disclaimer

3.1	This Clause applies for the benefit of the Company, both for itself and as trustee for the benefit of:

(a)	the Company’s, manufacturers, or

(b)	other providers of the Lease Services;

(c)	the owners or operators of LESs; and

(d)	the directors, officers, employees, agents or assignees, of any of them (collectively “the other indemnitees”).

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3.2	Subject to clause 3.4 below, neither the Company nor any of the other indemnitees shall be liable for:

(a)	any claims attributable to any unavailability, delay, interruption, disruption or degradation in or of the Lease Services;

(b)	any modification, restriction, suspension or termination of the authorisation in accordance with Clause 2.3(a) above;

(c)	any failure to restore access in accordance with Clause 2.3(b) above; or

(d)	any sharing of information about the status of the AES/MES/UT/SIM in accordance with Clause 2.3(c) above,

regardless of the cause or causes thereof. Such waiver of claims shall also extend to any direct or consequential loss, damage, liability or expense, loss of revenue or business harm of any kind.

3.3	The Owner agrees to indemnify the Company and the other indemnitees and hold them harmless from any claims that might be made by the Operator or any other entity or person, attributable to any of the causes referred to in paragraph 3.2 above.

3.4	Nothing in this Clause 3 shall exclude or limit liability for death or personal injury in any jurisdiction where, as a matter of law, such liability cannot be excluded or limited.

4	Language and Communications

4.1	These terms and conditions and all documentation and communications required thereunder shall be in the English language.

4.2	All communications pertinent to the authorisation or to these terms and conditions shall be made or confirmed by telex, facsimile, data transmission or other written or electronic form. Communications by the Company to the Owner shall be sent to its last known address, and communications to the Operator shall be sent via the AES/MES/UT/SIM.

5	Amendments

The terms and conditions as herein stated are subject to amendment by the Company at its discretion. Any such amendment shall be effective upon the date specified by the Company but not less than thirty (30) days after the date of notification of the amendment to the LSP which shall be responsible for informing Owner and/or the Operator.

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Attachment 2 LES Authorization Procedures

The nominated LES shall be approved for access to the Lease Services in accordance with the Authorisation Procedures for INMARSAT Land Earth Stations (“the Authorisation Procedures”), as may be amended, modified or varied from time to time. The LSP acknowledges that it has been provided with copies of the Authorisation Procedures and the Company shall, upon the LSP’s written request supply any changes thereto.

1	LES Modems

The LES modems shall be verified by the Company prior to the start of service to confirm that they comply, in combination with the LES, with the specifications of Attachment 3 and the Specific Service Parameters.

2	LES RF Verification

The LES shall successfully complete RF verification testing according to OP301 to ensure that it meets the requirements for LES RF verification.

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Attachment 3 LES with LES Modem Specifications

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Inmarsat Global Limited

Lease Services Provider Agreement

Charges and Terms and Conditions

Version 1.0, effective from 15 April 2009

INMARSAT CONFIDENTIAL AND PROPRIETARY

Use, duplication or disclosure of this document or any information contained herein is subject to the restrictions set out in the

Lease Services Provider Agreement as between Inmarsat and its Lease Service Providers.

© Inmarsat Global Limited 2009

Lease Services Provider Agreement Annex 3

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Inmarsat Global Limited

Lease Service Provider Agreement (LSPA)

Availability Criteria

V1.0, effective from 15 April 2009

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